Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSTAR BROADCASTING GROUP, INC.

January 17, 2017

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”, the undersigned, being an authorized officer of Nexstar Broadcasting Group, Inc., a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST: The name of the Corporation is: Nexstar Broadcasting Group, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 2013.

THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One, in its entirety and substituting in lieu thereof a new Article One to read as follows:

“ARTICLE ONE

The name of the corporation is Nexstar Media Group, Inc. (hereinafter called the “Corporation”)”

FOURTH: That the Board of Directors of the Corporation approved the foregoing amendment by unanimous written consent pursuant to the provisions of Section 141(f) and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate of Amendment as of the date first set forth above.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer